UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported) August 22, 2003
                                                   ----------------



                            PUBLIX SUPER MARKETS, INC.
            ----------------------------------------------------
           (Exact Name of Registrant as Specified in its Charter)




                                     Florida
                 ---------------------------------------------
                 (State or Other Jurisdiction of Incorporation)




         0-981                                     59-0324412
-----------------------                 --------------------------------
(Commission File Number)                (IRS Employer Identification No.)



    3300 Airport Road
    Lakeland, Florida                                      33811
---------------------------------------                  ---------
(Address of Principal Executive Offices)                 (Zip Code)


                                 (863) 688-1188
              ---------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

















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Item 5.   Other Events and Regulation FD Disclosure
---------------------------------------------------

          On August 22, 2003, Publix Super Markets, Inc. issued a press release stating that PublixDirect will close its online grocery shopping service. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference into this report.

          PublixDirect, LLC, was formed on August 11, 2000 as a wholly owned subsidiary of Publix to develop an online grocery shopping service. In September 2001, the online grocery shopping service began delivering orders to homes in South Florida from its fulfillment center located in Pompano Beach, Florida. The decision to close the online service resulted from a lack of growth in the demand for this service and ongoing losses from operations. Publix could not justify the continued investment in an operation that was not expected to become profitable in the foreseeable future. Publix expects most of the sales generated from this operation to transfer to its traditional supermarkets located in these market areas.

          As a result of the decision to close PublixDirect effective August 23, 2003, Publix expects to record a pre-tax charge of approximately $30 million during the third quarter of 2003. This represents the impact of asset impairments, operating lease obligations and remaining payroll obligations. The expected impact of the closing on net earnings is approximately $18 million or $.10 per share for the three month period ended September 27, 2003.






                               SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                             PUBLIX SUPER MARKETS, INC.



Dated: August 22, 2003       By: /s/ David P. Phillips
                             ------------------------------------------
                             David P. Phillips, Chief Financial Officer
                             and Treasurer
                             (Principal Financial and Accounting Officer)













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Exhibit Index
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Exhibit 99.1 Press Release dated August 22, 2003, of Publix Super Markets, Inc.